EXHIBIT 10.12
                                  GLEN E. RONEY

                           DEFERRED COMPENSATION PLAN

                            effective March 11, 1997

      This Deferred Compensation Plan, made and entered into as of March 11, 1997 between Texas State Bank of McAllen, a Texas banking corporation, having its principal office in McAllen, Texas (said Bank being hereinafter referred to as the "Company") and Glen E. Roney of McAllen, Texas (hereinafter referred to as the "Employee"), amends and restates the Glen E. Roney Deferred Compensation Plan originally executed as of December 31, 1993, as the same was heretofore amended by the Glen E. Roney Amended and Restated Deferred Compensation Plan dated January 9, 1996, and restates the Plan, as amended, in its entirety.

      WHEREAS, the Employee serves as the Chief Executive Officer of the Company and in that capacity his services are valued by the Company, and it is the desire of the Company to have the benefit of the Employee's continued loyalty, service and counsel and also to assist him in providing for the contingencies of death and old age dependence; and

      WHEREAS, the Company has made a determination to provide the Employee certain retirement and death benefits as more particularly hereinafter described:

      NOW, THEREFORE, it is hereby agreed by and between the Employee and the Company that:

      1. RETIREMENT BENEFIT. Provided that the Employee complies with the terms and provisions hereof (including the requirement of continued employment, subject to the exceptions provided in paragraph 6 hereof) the Company will pay to Employee $100,000 per year, beginning October 29, 2002, and continuing regularly on the same calendar day of each year thereafter, until the Employee has been paid the aggregate sum of $1,500,000. In the event that the Employee should die after said payments have commenced but before the aggregate amount herein provided is fully paid, the unpaid balance of payments due will continue to be paid by the Company to those beneficiaries designated in paragraph 2 below.

      2. DEATH BENEFIT. Should the Employee die before October 29, 2002, while in the employ of the Company (subject to the exceptions provided in paragraph 3(a) hereof), the Company beginning at a date to be determined by the Company but within 30 days from the date of death, will pay $100,000 per year until the aggregate sum of $1,500,000 has been paid, to the following beneficiary or beneficiaries:

            Rita K. Roney, provided that if Rita K. Roney does not survive the Employee for a period of at least thirty (30) days, such sum shall be payable to the Employee's estate.

The beneficiary or beneficiaries named herein may be changed (without the consent of any prior beneficiary) at any time by the Employee by written notification to the Company.

      3. CONDITIONS. The obligations of the Company under the terms hereof are subject to the following conditions and requirements:

            a. The obligation of the Company to make payments as herein provided is conditioned upon, the employment of the Employee by the Company or one or more of its subsidiaries continuously until the earlier of the date of Employee's death or October 29, 2002, except that such requirement and limitation shall not be applicable (and the Employee shall not be required to be continuously employed by the Company) if, prior to such date, (i) the Employee's annual cash compensation paid by the Company is substantially reduced from the cash compensation paid by the Company to the Employee during 1993, or (ii) Employee's duties on behalf of the Company are modified such that Employee is no longer performing the function of Chief Executive Officer of the Company, or
(iii) Employee ceases his employment as a result of a disability that makes it impossible for Employee to carry on his duties as Chief Executive Officer of the Company, or (iv) Employee is discharged by the Company without cause.

            b. The obligation of the Company to make payments as herein provided is further conditioned upon the requirement that, during the period that retirement payments are being, made, the Employee shall not engage in business activities which are in competition with the Company without first obtaining the written consent of the Company.
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      4. LEAVE OF ABSENCE. The Company may, in its sole discretion, permit the
Employee to take a leave of absence for a period not to exceed one year. During this time, the Employee shall still be considered an employee of the Company for purposes of this Agreement.

      5. ASSIGNABILITY. The Employee's rights to benefit payments under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Employee or the Employee's beneficiaries.

      6. EMPLOYMENT RIGHTS. This Agreement creates no right in the Employee to continue in the Company's employ for any specified length of time, nor does it create any obligations on the part of the Company, except as expressly set forth in this Agreement.

      7. TRUST. The Employee acknowledges that he has the status of a general unsecured creditor of the Company, and the Plan constitutes a mere promise by the Company to make benefit payments in the future. Any trust created by the Company and any assets held by the trust to assist the Company in meeting its obligations under the Plan will conform to the terms of the model trust described in Revenue Procedure 92-64. It is the intention of the parties that this deferred compensation plan be unfunded for tax purposes and for purposes of Title I of ERISA. The Company has executed and partially funded a trust in the form of that certain Trust Under Glen E. Roney Deferred Compensation Plan effective March 11, 1997, attached hereto as Annex A, which is intended to conform to the terms of the model trust described in Revenue Procedure 92-64. The amount of the funding has been determined by the Company in its sole discretion. The purpose of the Trust is to receive contributions from the Company and make disbursements to the Employee pursuant to this Agreement. To the extent that the Company has funded the Trust, the payments to be made to Employee pursuant to this Agreement shall be paid out of assets of the Trust, provided that Employee acknowledges and agrees that notwithstanding the funding of such Trust, the Employee shall nonetheless have only an unsecured claim against the general assets of the Company. Employee acknowledges that any assets held by the Trust will be subject to the claims of the Company's general creditors under federal and state law in the event the Company becomes Insolvent, as described or defined in Section 3(a) of the Trust. In the event of a shortfall in funds available in the Trust, the deficit shall be paid by the Company. Notwithstanding anything herein to the contrary, upon a Change of Control (as defined in the Trust), the Company shall fully fund the Trust with funds adequate to fully discharge any then remaining obligation of the Company under the terms of this Agreement.

      8. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Texas.

      9. AMENDMENTS. This Agreement may be amended, but only by an instrument in writing executed by both the Company and the Employee. As soon as reasonably practicable, the Company will initiate a private letter ruling request with the Internal Revenue Service, on terms and provisions reasonably acceptable to the Company and the Employee to the effect that the benefits payable to the Employee under the terms of this Plan will not be taxable to the Employee until actual receipt thereof by the Employee. Notwithstanding the foregoing or anything herein to the contrary, the Company and the Employee covenant to mutually agree to amend this Plan, as and to the extent reasonably necessary to obtain such a favorable private letter ruling. Except as otherwise provided in this paragraph, Employee and the Company agree that the agreements and obligations herein set forth shall be binding upon the Company and the Employee and their respective successors, assigns, beneficiaries, heirs, executors and administrators.

      EXECUTED as of the date first written above.

TEXAS STATE BANK OF McALLEN

By: /s/ PAUL S. MOXLEY
  Name: Paul S. Moxley
  Title:President

    /s/ G. E. RONEY
        Glen E. Roney

                                     ANNEX A

                                    TRUST UNDER

                      GLEN E. RONEY DEFERRED COMPENSATION PLAN

                              effective March 11, 1997


      (a) This Trust Agreement is made this 11th day of March, 1997, by and between Texas State Bank of McAllen (Company) and Norwest Bank Texas, Waco, N.A. (Trustee), amends the Trust Under Glen E. Roney Deferred Compensation Plan originally executed December 31, 1993, to reflect the resignation of Texas State Bank of McAllen as Trustee, the appointment of Norwest Bank Texas, Waco, N.A. as Successor Trustee, and the description of the investment powers of the Trustee, and restates the Trust, as amended, in its entirety.

      (b) WHEREAS, Company has adopted the nonqualified deferred compensation Plan(s) as listed in Appendix A.

      (c) WHEREAS, Company has incurred or expects to incur liability under the terms of such Plan(s) with respect to the individuals participating, in such Plan(s);

      (d) WHEREAS, Company wishes to establish a trust (hereinafter called "Trust") and to contribute to the Trust assets that shall be held therein, subject to the claims of Company's creditors in the event of Company's insolvency, as herein defined, until paid to Plan participants and their beneficiaries in such manner and at such times as specified in the Plan(s);

      (e) WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan(s) as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974;

      (f) WHEREAS, it is the intention of Company to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plan(s);

      NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

      Section 1.  ESTABLISHMENT OF TRUST.

      (a) Company has deposited with Trustee in trust $290,539.62, which has become the principal of the Trust to be held, administered and disposed of by Trustee as provided in this Trust Agreement.

      (b) The Trust shall become irrevocable sixty (60) days following the issuance of a favorable private letter ruling regarding the Trust from the Internal Revenue Service.

      (c) The Trust is intended to be a grantor trust, of which Company is the grantor, within the meaning of subpart E, part 1, subchapter J, Chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

      (d) The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of Company and shall be used exclusively for the uses and purposes of Plan participants and general creditors as herein set forth. Plan participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan(s) and this Trust Agreement shall be mere unsecured contractual rights of Plan participants and their beneficiaries against Company. Any assets held by the Trust will be subject to the claims of Company's general creditors under federal and state law in the event of Insolvency, as defined in
Section 3(a) herein.

      (e) Company, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property in trust with Trustee to augment the principal to be held, administered and disposed of by Trustee as provided in this Trust

Agreement. Neither Trustee nor any Plan participant or beneficiary shall have any right to compel such additional deposits.

      (f) Upon a Change of Control, Company shall, as soon as possible, but in no event longer than sixty (60) days following the Change of Control, as defined herein, make an irrevocable contribution to the Trust in an amount that is sufficient to pay each Plan participant or beneficiary the benefits to which Plan participants or their beneficiaries would be entitled pursuant to the terms of the Plan(s) as of the date on which the Change of Control occurred.

      Section 2.  PAYMENTS TO PLAN PARTICIPANTS AND THEIR BENEFICIARIES.

      (a) Company shall deliver to Trustee a schedule (the "Payment Schedule") that indicates the amounts payable in respect of each Plan participant (and his or her beneficiaries), that provides a formula or other instructions acceptable to Trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Plan(s)), and the time of commencement for payment of such amounts. Except as otherwise provided herein, Trustee shall make payments to the Plan participants and their beneficiaries in accordance with such Payment Schedule. The Trustee shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan(s) and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by Company.

      (b) The entitlement of a Plan participant or his or her beneficiaries to benefits under the Plan(s) shall be determined by Company or such party as it shall designate under the Plan(s), and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan(s).

      (c) Company may make payment of benefits directly to Plan participants or their beneficiaries as they become due under the terms of the Plan(s). Company shall notify Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to participants or their beneficiaries. In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plan(s), Company shall make the balance of each such payment as it falls due. Trustee shall notify Company where principal and earnings are not sufficient.

      Section 3. TRUSTEE RESPONSIBILITY REGARDING PAYMENTS TO TRUST BENEFICIARY WHEN COMPANY IS INSOLVENT.

      (a) Trustee shall cease payment of benefits to Plan participants and their beneficiaries if the Company is insolvent. Company shall be considered "Insolvent" for purposes of this Trust Agreement if (i) Company is unable to pay its debts as they become due, or (ii) Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code, or (iii) the Company is determined to be insolvent by the Federal Deposit Insurance Corporation or the Texas Banking Department.

      (b) At all times during the continuance of this Trust, as provided in
Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of Company under federal and state law as set forth below.

            (1) The Board of Directors and the Chief Executive Officer of Company shall have the duty to inform Trustee in writing of Company's Insolvency. If a person claiming to be a creditor of Company alleges in writing to Trustee that Company has become Insolvent, Trustee shall determine whether Company is Insolvent and, pending such determination, Trustee shall discontinue payment of benefits to Plan participants or their beneficiaries.

            (2) Unless Trustee has actual knowledge of Company's Insolvency, or has received notice from Company or a person claiming to be a creditor alleging that Company is Insolvent, Trustee shall have no duty to inquire whether Company is Insolvent. Trustee may in all events rely on such evidence concerning Company's solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Company's solvency.

            (3) If at any time Trustee has determined that Company is Insolvent, Trustee shall discontinue payments to Plan participants or their beneficiaries and shall hold the assets of the Trust for the benefit of Company's general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Plan participants or their beneficiaries to pursue their rights as general creditors of Company with respect to benefits due under the Plan(s) or otherwise.

            (4) Trustee shall resume the payment of benefits to Plan participants or their beneficiaries in accordance with Section 2 of this Trust Agreement only after Trustee has determined that Company is not Insolvent (or is no longer Insolvent).

      (c) Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Plan participants or their beneficiaries under the terms of the Plan(s) for the period of such discontinuance, less the aggregate amount of any payments made to Plan participants or their beneficiaries by Company in lieu of the payments provided for hereunder during any such period of discontinuance.

      Section 4.  PAYMENTS TO COMPANY.

      Except as provided in Section 3 hereof, after the Trust has become irrevocable, Company shall have no right or power to direct Trustee to return to Company or to divert to others any of the Trust assets before all payment of benefits have been made to Plan participants and their beneficiaries pursuant to the terms of the Plan(s).

      Section 5.  INVESTMENT AUTHORITY.

      (a) Except as expressly limited by this Trust document, the Trustee shall have the investment powers stated in the Texas Trust Code as currently in effect and as the powers may be broadened by subsequent amendment. In no event may Trustee invest in securities (including stock or rights to acquire stock) or obligations issued by Company, other than a de minimis amount held in common investment vehicles in which Trustee invests. All rights associated with assets of the Trust shall be exercised by Trustee or the person designated by Trustee, and shall in no event be exercisable by or rest with Plan participants.

      Company shall have the right at anytime, and from time to time in its sole discretion, to substitute assets of equal fair market value for any assets held by the Trust. This right is exercisable by Company in a nonfiduciary capacity without the approval or consent of any person in a fiduciary capacity.

      Section 6.  DISPOSITION OF INCOME.

      (a) During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.

      Section 7.  ACCOUNTING BY TRUSTEE.

      Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between Company and Trustee. Within sixty (60) days following the close of each calendar year and within sixty (60) days after the removal or resignation of Trustee, Trustee shall deliver to Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.

      Section 8.  RESPONSIBILITY OF TRUSTEE.

      (a) Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by Company which is contemplated by, and in conformity with, the terms of the Plan(s) or this Trust and is given in writing by Company. In the event of a dispute between

Company and a party, Trustee may apply to a court of competent jurisdiction to resolve the dispute.

      (b) If Trustee undertakes or defends any litigation arising in connection with this Trust, Company agrees to indemnify Trustee against Trustee's costs, expenses and liabilities (including, without limitation, attorneys' fees and expenses) relating thereto and to be primarily liable for such payments. If Company does not pay such costs, expenses and liabilities in a reasonably timely manner, Trustee may obtain payment from the Trust.

      (c) Trustee may consult with legal counsel (who may also be counsel for Company generally) with respect to any of its duties or obligations hereunder.

      (d) Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.

      (e) Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as an asset of the Trust, Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.

      (f) However, notwithstanding the provisions of Section 8(e) above, Trustee may loan to Company the proceeds of any borrowing against an insurance policy held as an asset of the Trust.

      (g) Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

      Section 9.  COMPENSATION AND EXPENSES OF TRUSTEE.

      Company shall pay all administrative and Trustee's fees and expenses. If not so paid, the fees and expenses shall be paid from the Trust.

      Section 10.  RESIGNATION AND REMOVAL OF TRUSTEE.

      (a) Trustee may resign at any time by written notice to Company, which shall be effective sixty (60) days after receipt of such notice unless Company and Trustee agree otherwise.

      (b) Trustee may be removed by Company on sixty (60) days notice or upon shorter notice accepted by Trustee.

      (c) Upon a Change of Control, as defined herein, Trustee may not be removed by Company for fifteen (15) year(s).

      (d)   [Intentionally omitted.]

      (e) If Trustee resigns or is removed within fifteen (15) year(s) of a Change of Control, as defined herein, Trustee shall select a successor Trustee in accordance with the provisions of Section 11(b) hereof prior to the effective date of Trustee's resignation or removal.

      (f) Upon resignation or removal of Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within thirty (30) days after receipt of notice of resignation, removal or transfer, unless Company extends the time limit.

      (g) If Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 11 hereof, by the effective date of resignation or removal under paragraph(s) (a) or (b) of this section. If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

      Section 11.  APPOINTMENT OF SUCCESSOR.

      (a) If Trustee resigns (or is removed) in accordance with Section 10(a) or
(b) hereof, Company may appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law, as a successor to replace Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by Company or the successor Trustee to evidence the transfer.

      (b) If Trustee resigns or is removed pursuant to the provisions of Section 10(e) hereof and selects a successor Trustee, Trustee may appoint any third party such as a bank trust department or any other party that may be granted corporate trustee powers under state law. The appointment of a successor Trustee shall be effective when accepted in writing by the new Trustee. The new Trustee shall have all the rights and powers of the former Trustee, including ownership rights in Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by the successor Trustee to evidence the transfer.

      (c) The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Sections 7 and 8 hereof. The successor Trustee shall not be responsible for and Company shall indemnify and defend the successor Trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.

      Section 12.  AMENDMENT OR TERMINATION.

      (a) This Trust Agreement may be amended by a written instrument executed by Trustee and Company. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plan(s) or shall make the Trust revocable after it has become irrevocable in accordance with Section 1(b) hereof.

      (b) The Trust shall not terminate until the date on which Plan participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan(s). Upon termination of the Trust any assets remaining in the Trust shall be returned to Company.

      (c) Upon written approval of participants or beneficiaries entitled to payment of benefits pursuant to the terms of the Plan(s), Company may terminate this Trust prior to the time all benefit payments under the Plan(s) have been made. All assets in the Trust at termination shall be returned to Company.

      (d) Section(s) 1 through 11 of this Trust Agreement may not be amended by Company for fifteen (15) year(s) following a Change of Control, as defined herein.

      Section 13.  MISCELLANEOUS.

      (a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

      (b) Benefits payable to Plan participants and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

      (c) This Trust Agreement shall be governed by and constructed in accordance with the laws of the state of Texas.

      (d) For purposes of this Trust, Change of Control shall mean: the purchase or other acquisition by any person, entity or group of persons, within the meaning of section 13(d) or 14(d) of the Securities Exchange Act of 1934 ("Act"), or any comparable successor provisions, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 30 percent or more of either the outstanding shares of common stock or the combined voting power of Company's then outstanding voting securities entitled to vote generally, or the approval by the stockholders of Company of a reorganization, merger, or consolidation, in each case, with respect to which persons who were stockholders of Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50 percent of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated Company's then outstanding securities, or a liquidation or dissolution of Company or of the sale of all or substantially all of Company's assets.

      Section 14.  EFFECTIVE DATE.

      The effective date of this Trust Agreement shall be March 11, 1997.

                                       SUCCESSOR TRUSTEE:

                                       Norwest Bank Texas, Waco, N.A.

                                       By:    /s/ FRED M. WORLEY, JR.
                                       Name:      Fred M. Worley, Jr.
                                       Title: Vice President and Trust Officer

                                       COMPANY:

                                       Texas State Bank of McAllen

                                       By:    /s/ PAUL S. MOXLEY
                                       Name:      Paul S. Moxley
                                       Title: President